                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

                          Filed by the Registrant (X)
                Filed by a Party other than the Registrant (  )

                          Check the appropriate box:

      (  ) Preliminary Proxy Statement      (  ) Confidential, for Use of the
      (X)  Definitive Proxy Statement            Commission Only (as permitted
      (  ) Definitive Additional Materials       by Rule 14a-6(e)(2))

        (  ) Soliciting Material Pursuant to Section 240.14a-11(c) or
                              Section 240.14a-12

                              MARKEL CORPORATION
               (Name of Registrant as Specified in its Charter)

_______________________________________________________________________________
     (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

(X) No fee required

(  ) Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  1) Title of each class of securities to which transaction applies: _________

  2) Aggregate number of securities to which transaction applies: ____________

  3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): ______________

  4) Proposed maximum aggregate value of transaction: ________________________

  5) Total fee paid: _________________________________________________________

    (  ) Fee paid previously with preliminary materials.

    (  ) Check box if any part of the fee is offset as provided by Exchange
         Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1) Amount Previously Paid: __________________________________________

      2) Form, Schedule, or Registration Statement No.: ___________________

      3) Filing Party: ____________________________________________________

      4) Date Filed: ______________________________________________________

                          [MARKEL LOGO APPEARS HERE]

                   Notice of Annual Meeting of Shareholders

To the Shareholders of Markel Corporation:

  Notice is hereby given that the 2000 Annual Meeting of Shareholders of Markel Corporation (the "Company") will be held at the Jefferson Hotel, Franklin & Adams Streets, Richmond, Virginia, on Wednesday, May 24, 2000, starting at 4:30 p.m.

  The purposes for which the meeting is being held are:

     1. To elect a Board of Directors consisting of 11 persons to serve for the ensuing year;

     2. To ratify or reject the selection by the Board of Directors of KPMG LLP as the Company's independent auditors for the year ending December 31, 2000; and

     3. To transact such other business as may properly come before the meeting.

  It is important that your shares be represented and voted. Shareholders, whether or not they expect to attend the meeting in person, are requested to date, sign and return the accompanying proxy card in the envelope provided, on which no postage is needed if mailed in the United States.

  A copy of the Company's Annual Report to Shareholders for the year ended December 31, 1999 is being mailed to you with this Notice and the Proxy Statement.

  You are cordially invited to attend the meeting.

                                          By Order of the Board of Directors

                                          Secretary

April 14, 2000

                                [MARKEL LOGO]

                            4521 Highwoods Parkway
                          Glen Allen, Virginia 23060

                               ----------------

                                PROXY STATEMENT
                        ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 24, 2000

                               ----------------

  The accompanying proxy is solicited by and on behalf of the Board of Directors of Markel Corporation (the "Company") for use at the Annual Meeting of Shareholders of the Company to be held May 24, 2000, or any adjournments thereof, for the purposes set forth in this Proxy Statement and the attached Notice of Annual Meeting of Shareholders. This Proxy Statement and the related form of proxy are first being mailed to the shareholders of the Company on or about April 14, 2000. The Board of Directors has fixed the close of business on April 7, 2000, as the record date for the determination of shareholders entitled to notice of and to vote at the meeting and any adjournments thereof. Each holder of record of the Company's Common Stock, no par value (the "Common Stock"), on the record date will be entitled to one vote for each share then registered in his or her name with respect to each matter properly brought before the meeting. As of the close of business on the record date, 7,362,558 shares of Common Stock were outstanding and entitled to vote at the meeting.

  If sufficient proxies are not returned in response to this solicitation, supplementary solicitations may also be made by mail, telephone, electronic communication or personal interview by directors, officers and regular employees of the Company, none of whom will receive additional compensation for these services. The Company reserves the right to retain an outside proxy solicitation firm to assist in the solicitation of proxies, but at this time does not have plans to do so. Costs of solicitation of proxies will be borne by the Company, which will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in forwarding proxy materials to the beneficial owners of shares held by them.

  The shares represented by all properly executed proxies received by the Secretary of the Company and not revoked as herein provided will be voted as set forth herein, unless the shareholder directs otherwise in the proxy, in which event such shares will be voted in accordance with such directions. Any proxy may be revoked at any time before the shares to which it relates are voted, either by written notice (which may be in the form of a substitute proxy bearing a later date delivered to the secretary of the meeting) or by attending the meeting and voting in person.

April 14, 2000

                            PRINCIPAL SHAREHOLDERS

  The following table and footnotes set forth information with respect to beneficial ownership of equity securities of the Company as of March 31, 2000, except as otherwise noted, by (i) each director; (ii) each executive officer named in the Summary Compensation Table; (iii) each person known to the Company to be the beneficial owner of more than 5% of its outstanding Common Stock and (iv) all directors and executive officers as a group. For purposes of this table, "beneficial ownership" includes, as required by applicable regulations, shares over which a person has or shares voting or investment power. Except as otherwise indicated, each of the persons named below has sole voting and investment power with respect to the shares of Common Stock beneficially owned by that person.

                   AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP

                                                          Contingent
                                                         Value Rights
   Name                           Common Stock   Percent    (CVR)     Percent
   ----                           ------------   ------- ------------ -------
Anthony F. Markel................    400,916(a)    5.45%       --       --
 4521 Highwoods Parkway
 Glen Allen, VA 23060
Gary L. Markel...................    372,075(b)    5.05%       --       --
 9700 Ninth Street North
 St. Petersburg, FL 33702
Steven A. Markel.................    643,224(c)    8.74%     8,783        *
 4521 Highwoods Parkway
 Glen Allen, VA 23060
Alan I. Kirshner.................    108,573(d)    1.47%       --       --
John J. Byrne....................     40,107(e)       *     40,107(e)  2.29%
Mark J. Byrne....................     15,311(f)       *     15,311(f)     *
Thomas S. Gayner.................     25,212(g)       *        140        *
Leslie A. Grandis................     19,589(h)       *        --       --
Stewart M. Kasen.................     11,995          *        --       --
Darrell D. Martin................     76,879(i)    1.04%     2,810        *
Nigel H.J. Rogers................      2,752          *      2,752        *
All directors and executive
 officers as a group(j)..........  1,686,638      22.87%    63,579(k)  3.63%

Robert E. Torray & Co., Inc......    640,975(l)
The Torray Fund
 6610 Rockledge Drive, Suite 450
 Bethesda, MD 20817-1869

--------
 * Less than 1% of class.
(a) Includes 57,483 shares held in Grantor Retained Annuity Trusts for which Mr. Anthony F. Markel is trustee and partial beneficiary. Includes 2,357 shares held as trustee for the benefit of Mr. Anthony F. Markel's children. Includes 6,150 shares held as co-trustee with Gary Markel under trusts for the benefit of their mother. Includes 2,850 shares held as trustee for the benefit of his children. Includes 6,000 shares held by Mr. Markel's wife as to which shares he disclaims beneficial ownership.
(b) Includes 23,845 shares held as co-trustee with Steven A. Markel for the benefit of Mr. Anthony F. Markel's children as to which he disclaims beneficial ownership. Includes 333,230 shares held by the Markel Family Limited Partnership, Bank of America Plaza, Suite 1100, South Fourth Street, Las Vegas, Nevada 89101. Gary Markel is the sole general partner of, and holder of 99.9% of the beneficial interests in, the Markel Family Limited Partnership. Includes 6,150 shares held as co-trustee with Anthony Markel under trusts for the benefit of their mother. Includes 2,850 shares held as trustee for the benefit of his child.
(c) Includes 91,726 shares held as co-trustee for the benefit of the Lewis C. Markel Residuary Trust, 24,625 shares held as co-trustee for the benefit of Mr. Kirshner's children, 23,845 shares held as co-trustee with

    Gary L. Markel for the benefit of Mr. Anthony F. Markel's children, 3,440 shares owned by Mr. Steven A. Markel's children and 18,000 shares held as trustee under a trust for non-employee directors under the Company's 1989 Stock Option Plan, as to all of which shares Mr. Markel disclaims beneficial ownership.
(d) Includes 211 shares held by Mr. Kirshner's wife as to which he disclaims beneficial ownership.
(e) The above table includes 15,236 shares and CVR's in a family partnership over which Mrs. Byrne has voting control.
(f) Includes 15,241 shares and CVR's as to which Mark Byrne has voting or dispositive power but as to which he disclaims beneficial ownership.
(g) Includes 4,500 shares represented by options granted under the Company's 1986 Stock Option Plan which may be exercised within sixty days of March 31, 2000. Includes 447 shares held as trustee for the benefit of his wife as to which Mr. Gayner disclaims beneficial ownership.
(h) Includes 400 shares held by Mr. Grandis' wife and 600 shares held by Mr. Grandis' children as to which shares he disclaims beneficial ownership.
(i) Includes 8,000 shares represented by options granted under the Company's 1986 Stock Option Plan which may be exercised within sixty days of March 31, 2000. Includes 3,500 shares held by Mr. Martin's wife and 500 shares held by Mr. Martin's son as to which shares he disclaims beneficial ownership.
(j) Includes 12,500 shares represented by options granted under the Company's 1986 Stock Option Plan which may be exercised within sixty days of March 31, 2000. Includes 193,741 shares as to which beneficial ownership is disclaimed.
(k) Includes 15,241 CVR's as to which beneficial ownership is disclaimed.
(l) Based upon Schedule 13G's filed by the named entities on March 14, 2000 with respect to ownership of the Company and Terra Nova (Bermuda) Holdings, Ltd. Does not reflect any CVR's which may have been received in connection with the acquisition of Terra Nova by Markel.

                             ELECTION OF DIRECTORS

Nominees

  A board of eleven directors is to be elected at the meeting to serve until the next annual meeting of shareholders and the election and qualification of their successors. The Company's Board of Directors presently consists of the eleven directors who are named below as nominees. John Byrne, Mark Byrne and Nigel Rogers were appointed to the Board in connection with the acquisition of Terra Nova on March 24, 2000.

  Each of the nominees has consented to his being named as a nominee in this Proxy Statement, has agreed to serve if elected, and has furnished to the Company the information set forth in the table on the following page with respect to his age as of March 31, 2000 and his principal occupation or employment.

  It is expected that each of the nominees will be able to serve, but in the event that any such nominee is unable to serve for any reason (which event is not now anticipated), the proxies reserve discretion to vote or refrain from voting for a substitute nominee or nominees.

  Shareholders may withhold authority to vote for any of the nominees on the accompanying proxy. In the election of directors, those receiving the greatest number of votes will be elected even if they do not receive a majority. Abstentions and broker non-votes will count towards a quorum but will have no effect on any action taken at the meeting.

    Name, Age, Positions With the Company* or Principal Occupation      Director
              for Past Five Years, And Other Information                 Since*
    --------------------------------------------------------------      --------
ALAN I. KIRSHNER, 64...................................................   1978
 Chairman of the Board of Directors and Chief Executive Officer since
 September 1986. President from 1979 to March 1992.

ANTHONY F. MARKEL, 58..................................................   1978
 President and Chief Operating Officer since March 1992. Executive Vice
 President from 1979 to March 1992. Director of Open Plan Systems,
 Inc.; Hilb, Rogal and Hamilton Company.

STEVEN A. MARKEL, 51...................................................   1978
 Vice Chairman since March 1992. Treasurer from October 1986 to August
 1993. Executive Vice President from October 1986 to March 1992.
 Director of S&K Famous Brands, Inc.

DARRELL D. MARTIN, 52..................................................   1991
 Executive Vice President and Chief Financial Officer since March 1992.
 Chief Financial Officer since 1988.

NIGEL H.J. ROGERS, 50..................................................   2000
 Nigel H.J. Rogers was appointed to the Board and became Executive Vice
 President-International Operations on March 24, 2000 in connection with the Company's acquisition of Terra Nova (Bermuda) Holdings, Ltd.
 Nigel Rogers has been the President and Chief Executive Officer of
 Terra Nova since May 1998 and was previously the Deputy Chairman of
 Terra Nova from January 1996.

THOMAS S. GAYNER, 38...................................................   1998
 Vice President, Equity Investments since May, 1995. President, Markel
 Gayner Asset Management Corporation, a subsidiary of the Company, since December 1990.

JOHN J. BYRNE, 67......................................................   2000
 John J. Byrne was appointed to the Board on March 24, 2000 in connection with the Company's acquisition of Terra Nova (Bermuda)
 Holdings, Ltd. Jack Byrne was a director of Terra Nova and since 1985, has been Chairman of the Board of Fund American Enterprise Holdings,
 Inc., (predecessor to White Mountains Insurance Group, Ltd.), and was
 its Chief Executive Officer and President until October 1997. Since
 March 1, 1999 Jack Byrne has been Chief Executive Officer of White
 Mountains Insurance Group, Ltd., a Bermuda based reinsurance company.
 Mr. Byrne is also a director of Financial Security Assurance Holdings
 Ltd.; White Mountains Insurance Group, Ltd. and Overstock.com.


    Name, Age, Positions With the Company* or Principal Occupation      Director
              for Past Five Years, And Other Information                 Since*
    --------------------------------------------------------------      --------
MARK J. BYRNE, 38......................................................   2000
 Mark J. Byrne was appointed to the Board on March 24, 2000 in connection with the Company's acquisition of Terra Nova (Bermuda)
 Holdings, Ltd. Mark Byrne was a director of Terra Nova and is Chairman and President, West End Capital Management (Bermuda) Limited. Since
 March, 2000 Mark Byrne has served as Chief Executive Officer of
 General Reinsurance Financial Products, a financial services subsidiary of General Re Corporation. Mr. Byrne previously was the
 Managing Director, Global Fixed Income Arbitrage, Credit Suisse First
 Boston.

LESLIE A. GRANDIS, 55..................................................   1987
 Secretary since February 1989. Partner, McGuire, Woods, Battle &
 Boothe LLP, Richmond, Virginia, attorneys-at-law, since 1974. Director of Cornerstone Realty Income Trust, Inc.; CSX Trade Receivables
 Corporation.

STEWART M. KASEN, 60...................................................   1987
 Private investor from October 1999; Chairman, President and Chief
 Executive Officer of Factory Card Outlet Corp. from May 1998 to
 October 1999; Factory Card Outlet filed a petition for bankruptcy on
 March 23, 1999; Private Investor from 1996 to 1998; Chairman from
 January 1994 and President and Chief Executive Officer, Best Products
 Co., Inc., Richmond, Virginia from June 1991 to April 1996; Best
 Products Co., Inc. filed a petition in bankruptcy on September 24,
 1996; Director of K2, Inc. and Elder-Beerman Stores Corp.

GARY L. MARKEL, 53.....................................................   1978
 President, Gary Markel & Associates, Inc., St. Petersburg, Florida, an
 independent insurance agency since December 1984. President, Gary
 Markel Surplus Lines Brokerage, Inc.

--------
 * Includes service with the Company's now wholly-owned subsidiary, Markel North America, Inc. (formerly Markel Corporation)

Section 16(a) Beneficial Ownership Reporting Compliance

  During 1999 Mr. Steven Markel inadvertently failed to timely file one report under Section 16 of the Securities Exchange Act of 1934 with respect to three gifts (totaling 3,011 shares of common stock).

Committees of the Board of Directors

  The Board of Directors has a Compensation Committee and an Audit Committee. The Company does not have a nominating committee.

  Mr. Kasen is the sole member of the Audit Committee. The Audit Committee has responsibility for recommending to the Board of Directors the firm of independent auditors to be engaged by the Company; reviewing with the Company's independent auditors the scope and results of their audits and their independence with respect thereto; reviewing with the independent auditors and management the Company's accounting and reporting principles, policies and practices; and reviewing the adequacy of the Company's accounting and financial controls.

  During 1999 the Board of Directors held four regular and two special meetings. There were two meetings of the Audit Committee and one meeting of the Compensation Committee during 1999.

Compensation of Directors

  Each non-employee director received for services as a director during 1999 an annual fee of $10,000, plus $1,250 for each regular director's meeting attended and reimbursement of expenses incurred in connection with attending meetings. Non-employee directors are also eligible to participate, up to the total amount of fees received by the director, in the Company's Employee Stock Purchase and Bonus Plan (the "Stock Plan"). Under this plan amounts specified by a director are withheld from a director's fees and forwarded to an independent administrator who purchases shares of the Company's Common Stock on behalf of the director participant. In addition the Company provides a "bonus" of one share for every ten share (20 share if a Company loan is made) net increase in shares owned under the plan in a calendar year. During 1997 the Company offered loans to all employees to facilitate the purchase of shares under this Plan. Non-employee directors were also eligible to participate and Messrs. Kasen and Grandis availed themselves of this opportunity. See "Certain Transactions." No non-employee director participated in the Stock Plan during 1999.

Non-employee Director Stock Option Plan

  In 1989, the Company established a Stock Option Plan for Non-Employee Directors (the "Directors Plan") which provided for one-time automatic awards to non-employee directors of options to purchase 6,000 shares of the Company's Common Stock. This plan terminated, as to future grants, on December 31, 1998. The Directors Plan was used to attract and retain the services of experienced and qualified outside directors of the Company and to enhance the identification of directors' interests with those of the shareholders. The Directors Plan was amended in early 1999 to permit participants to defer receipt of shares of common stock upon exercise of options. At December 31, 1999, three non-employee directors had exercised and deferred receipt of shares under the Directors Plan.

Family Relationships

  Anthony Markel and Gary Markel are brothers, and Steven Markel is their first cousin. John J. Byrne is Mark Byrne's father.

                            EXECUTIVE COMPENSATION

  The following table provides compensation information for the Company's Chief Executive Officer and all other executive officers.

                          SUMMARY COMPENSATION TABLE

                                  Annual
                              Compensation(1)      Long Term
                             -----------------    Compensation
  Name and Principal          Salary   Bonus       Restricted          All Other
       Position*        Year   ($)      ($)    Stock Award ($)(2) Compensation ($)(3)
  ------------------    ---- -------- -------- ------------------ -------------------
Alan I. Kirshner....... 1999 $375,000 $262,500          --             $145,024
 Chairman and CEO       1998 $354,770 $300,000          --             $129,775
                        1997 $335,038 $341,000          --             $119,972

Anthony F. Markel...... 1999 $375,000 $262,500          --             $100,562
 President and COO      1998 $354,770 $300,000          --             $ 90,423
                        1997 $335,038 $341,000          --             $ 83,949

Steven A. Markel....... 1999 $375,000 $262,500          --             $ 78,224
 Vice Chairman          1998 $354,770 $300,000          --             $ 70,714
                        1997 $335,038 $341,000          --             $ 65,918

Darrell D. Martin...... 1999 $275,000 $192,500          --             $ 38,442
 Executive Vice
  President &           1998 $260,096 $220,000      $16,960            $ 54,615
  CFO                   1997 $244,423 $250,000          --             $ 40,913

--------
* Includes service with the Company's now wholly owned subsidiary, Markel North America, Inc., formerly Markel Corporation.

(1) In accordance with applicable rules of the Securities and Exchange Commission, this table excludes all amounts paid under group life, health, hospitalization, medical reimbursement and relocation plans which do not discriminate in scope, terms or operation in favor of executive officers or directors. This table also excludes the value of perquisites because they do not exceed the lesser of $50,000 or 10% of salary and bonus for any executive officer.

(2) Represents the grant date value of 121 restricted bonus shares awarded in connection with the 1998 Loan Program. See "Certain Transactions" below. Such shares vest ratably on each of the second through sixth anniversary of the date of grant. Based on the closing market price at December 31, 1999, such shares had a value of $18,755. If dividends were paid on shares of common stock the same dividend would be paid on restricted bonus shares. The Company has never paid a cash dividend on its common shares and does not anticipate paying cash dividends in the near future.
(3) Amounts shown in this column include the Company's contributions under the Company's Retirement Savings (401k) Plan in the amount of $14,400 for each executive. In the case of Messrs. Kirshner and Anthony and Steven Markel, the amounts shown also include accruals of $130,624 for Mr. Kirshner, $86,162 for Anthony Markel and $63,824 for Steven Markel pursuant to Employment Agreements which provide for supplemental retirement benefits and earnings thereon. Includes for Mr. Martin $24,042, representing the difference between the interest rate charged on the loan made to Mr. Martin under the Loan Program (See "Certain Transactions" below) and 120% of the applicable federal long-term rate at the time the loan was made (a rate presumed for certain purposes under Securities and Exchange Commission regulations to be a maximum market rate). In accordance with applicable rules the information in this footnote relates only to 1999.

Compensation Committee Report on Executive Compensation

  Messrs. Kasen and Gary Markel are members of the Compensation Committee of which Mr. Kasen is Chairman. The Compensation Committee has responsibility for establishing and reviewing the compensation of executive officers, and administering the 1993 Incentive Stock Plan.

  The Company's compensation packages for its executive officers for 1999 consisted of base salary, annual performance based bonuses and contributions to retirement plans.

  In general, base salary levels are set at the minimum levels believed by the Committee to be sufficient to attract and retain qualified executives when considered with other components of the Company's compensation structure. Effective as of January 1, 2000, annual base salaries were set at $395,000 for each of Messrs. Kirshner, Anthony Markel and Steven Markel and $320,000 for Mr. Martin. In establishing salaries, including Mr. Kirshner's salary as Chief Executive Officer, the Committee considers years of service, level of experience and areas of responsibility, the annual rate of inflation and the Company's operating performance.

  In addition to base salary, the Company has approved a bonus plan for executives in which cash bonuses are paid based on increases in the book value of the Company's Common Stock (the "Executive Bonus Plan"). The Committee believes that consistent increases in book value will enhance the value of the Company and will, over time, result in higher stock prices.

                       BONUS PLAN FOR EXECUTIVE OFFICERS

  Under the Executive Bonus Plan, executive bonuses, expressed as a percentage of base salary, are awarded based on a five year average of the compound growth in book value per share of Common Stock.

  The table below shows the level of bonus paid for 1999 under the Executive Bonus Plan.

       Five Year Average Compound Growth                         Bonus as % of
            in Book Value Per Share                               Base Salary
       ---------------------------------                         -------------
             15%                                                       0%
             16%                                                      10%
             17%                                                      20%
             18%                                                      30%
             19%                                                      40%
             20%                                                      50%
             21%                                                      60%
             22%                                                      70%
             23%                                                      80%
             24%                                                      90%
             25%                                                     100%
             26%+                                                Discretionary

  The five year average compound growth in adjusted book value per share for 1999 was 22% and accordingly a bonus of 70% of base salary was earned under the Plan. Amounts paid in 2000 as bonus for 1999 are included in the Summary Compensation Table.

  For 2000 and subsequent years the executive bonus plan has been modified as set forth in the table below.

       5 Year Average Compound Growth
         In Adjusted Book Value Per                      Bonus as % of
                   Share                                  Base Salary
       ------------------------------                    -------------
            Under 15%                                           0%
              15%                                              25%
              16%                                              40%
              17%                                              55%
              18%                                              70%
              19%                                              85%
              20%                                             100%
              21%                                             115%
              22%                                             130%
              23%                                             145%
              24%                                             160%
              25%                                             175%
            Over 25%                                     Discretionary

  For purposes of this plan book value calculations will be adjusted to exclude the benefit of issuing equity securities at prices above the preceding year end per share book value and to exclude the goodwill amortization costs resulting from a transaction in which equity securities are issued.

  The Committee made the adjustments to potential compensation reflected in the table set forth above in order to reward and provide incentives for the Company's executives to achieve growth in book value objectives, particularly in light of the Company's increased size and complexity. The Committee also considered the total compensation levels for executives of comparable companies.

  The Committee has not historically made annual stock option grants to executive officers but has made grants from time to time to attract new officers.

  Section 162(m) of the Internal Revenue Code of 1986, as amended, which was enacted in 1993, imposes a $1,000,000 limit on the amount of compensation that will be deductible by the Company with respect to each of the Chief Executive Officer and the four other most highly compensated executive officers. Performance based compensation that meets certain requirements will not be subject to the deduction limit. The Committee, with the assistance of the Company's legal counsel, has reviewed the impact of Section 162(m) on the Company and believes it is unlikely that the compensation paid to any executive officer during the fiscal year ending December 31, 2000 will exceed the limit. The Committee will continue to monitor the impact of the Section 162(m) limit and will attempt to avoid loss of tax deductions in future years as long as doing so is consistent with the Committee's objectives for management compensation.

                             COMPENSATION COMMITTEE

                        Stewart M. Kasen, Gary L. Markel

Performance Graph

  The following graph compares the cumulative total return (based on share price) on the Company's Common Stock with the cumulative total return of companies included in the S&P 500 Index and the Dow Jones Property and Casualty Insurance Companies Index.

               COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURNS*

                                   [GRAPH]

                                                  1994 1995 1996 1997 1998 1999
                                                  ---- ---- ---- ---- ---- ----
Markel Corporation............................... 100  182  217  376  436  373
S&P 500.......................................... 100  138  169  226  290  351
Dow Jones Property & Casualty Insurance.......... 100  141  170  249  268  205

--------
* $100 invested on 12/31/93 in stock or index--including reinvestment of dividends. fiscal year ending December 31. Based on historical reported stock prices of the Company's now wholly owned subsidiary, Markel North America, Inc. (formerly Markel Corporation).

Employment Agreements

  The Company has entered into employment agreements with Mr. Kirshner and Mr. Anthony Markel and Mr. Steven Markel which provide for the employment of those individuals as executive officers. Each agreement has an initial term of one year and is automatically renewed for additional terms of one year unless either party gives 60 days notice of non-renewal. If the Company chooses not to renew, the Company will be deemed to have terminated the executive's employment without cause. The agreements provide for a base annual salary, currently $395,000 for Messrs. Kirshner, Anthony Markel and Steven Markel. Each executive has agreed to preserve the confidentiality of the Company's proprietary data and has also agreed not to compete with the Company for a period of two years following termination. In the event of an executive's death or disability, the Company will continue to pay base salary and benefits for twelve months. In the event the agreement is terminated by the Company for cause or voluntarily by the executive, the Company's obligations under the agreement will terminate. In the event the agreement is terminated by the Company without cause, the Company will pay the executive his base salary for twenty-four months from the date of termination. The agreements also provide for annual salary reviews, bonuses by the Board of Directors and certain additional benefits.

  The employment agreements also provide each executive with a supplemental retirement benefit pursuant to which the Company will set aside annually an amount equal to between 8% and 16% of the executive's base salary plus interest at the rate of 8% per annum on the amount set aside from the date of each installment of base salary. The supplemental retirement benefit is payable to the executive on the earliest of termination of the employment agreement, retirement or death. Amounts accrued for the year ended December 31, 1999 are included in the Summary Compensation Table in the "All Other Compensation" column.

  The Company has entered into a similar employment agreement with Mr. Martin at a current base annual salary of $320,000. The agreement with Mr. Martin does not provide for salary continuation in the event of termination due to death or for supplemental retirement benefits.

  In connection with the acquisition of Terra Nova the Company entered into an employment agreement with Mr. Rogers to replace his existing employment agreement with Terra Nova. The new employment agreement provides for an annual base salary, currently $462,000, and an annual bonus in accordance with a bonus plan approved by the president of the Company. The agreement also provides that Mr. Rogers will receive a $5 million bonus payment in Markel common shares, one-half of which vested immediately with the remainder vesting in six-month increments over thirty months. The Company has also committed to provide Mr. Rogers with the economic equivalent of a CVR with respect to these shares, subject to his continued employment and continued ownership of the shares. The agreement also provides that if Mr. Rogers were to terminate his employment during the first year after completion of the acquisition he will receive change in control payments comparable to those provided under his previous agreement less the initial bonus payment of $2.5 million provided under the new agreement. Under his previous agreement, upon a change in control and in certain circumstances, Mr. Rogers was generally entitled to a cash payment equal to three times the sum of his base salary and the highest bonus amount paid to Mr. Rogers during the three years preceding the change in control. In addition, after the first full year following the acquisition, if Markel were to terminate Mr. Rogers' employment without cause or fail to renew the agreement, Mr. Rogers would be entitled to continued base salary for two years.

Certain Transactions

 Loan Program

  Since 1993, the Company has, from time to time, offered a loan program to all employees and non-employee directors to facilitate the purchase of shares of the Company's Common Stock (the "Loan Program"). As part of the program the Company has offered to refinance similar loans the Company had made previously. The Loan Program also provides for the award of bonus shares to participants at the rate of one bonus share for every 20 new shares purchased in connection with the Loan Program. In 1998, a new restricted bonus feature was added which awards bonus shares at the same one for 20 share rate, but the restricted shares vest 20% a year commencing on the second anniversary of the purchase. Messrs. Martin and Gayner participated in the 1998 Loan Program purchasing 2,426 and 628 shares of the Company's Common Stock respectively, and receiving bonus awards of 121 and 31 shares, respectively, and receiving restricted bonus awards of 121 and 31 shares, respectively. The value of bonus shares awarded to Mr. Martin is included in the "All Other Compensation" column of the Summary Compensation Table. The value of the Restricted Bonus Award is included in the "Restricted Stock Award" column of the Summary Compensation Table.

  Messrs. Kasen and Grandis, non-employee directors, participated in the 1997 Loan Program, each borrowing a total of $500,000 and each purchasing 3,427 shares. They each also received 171 bonus shares with an approximate value at the time of the award of $25,000.

  All loans made under the Loan Program bear interest at 3% and are generally due and payable within 10 years of the loan date. The unsecured loans are full recourse and are partially amortizing, requiring a balloon payment at maturity in the case of Messrs. Gayner and Martin, and are fully amortizing in the case of Messrs. Grandis and Kasen. The loan may be prepaid at any time, must be repaid in the event of an employee's termination, or in the event a non-employee director ceases to be a director, and the interest rate and payment terms are adjusted to terms comparable to market rates and terms in the event a participant sells or pledges the shares purchased pursuant to the Loan Program (including bonus shares awarded in connection with the Program) without the Company's prior consent.

  The largest aggregate amount of principal and interest outstanding during 1999 in loans made to the named executive officers and directors was as follows: Thomas Gayner--$242,994; Leslie Grandis--$445,142; Stewart Kasen-- $455,142; Darrell Martin--$980,509.

Other Transactions

  In December 1997 the Company purchased for approximately $160,000 a 1/8th interest in Dominion Citation Group, L.C. ("Dominion"), a limited liability company formed to own and operate a private aircraft. Steven Markel and Anthony Markel also purchased individually 1/8th interests in Dominion on the same terms as those afforded to the Company. In May of 1999 Mr. Kirsher also purchased a 1/8th interest in Dominion. Ownership interests in Dominion entitle the member to use of the aircraft for a specified number of hours at rates more favorable than those generally available in the market.

  McGuire, Woods, Battle & Boothe LLP, of which Leslie A. Grandis is a partner, provides legal services to the Company.

Stock Plans For Employees

  The Company has in effect a 1986 Stock Option Plan which expired on November 3, 1996, and the 1993 Incentive Stock Plan. As of January 31, 2000, 97,500 shares were available for issuance to employees of the Company and its consolidated or unconsolidated subsidiaries under the 1993 Incentive Stock Plan. It is the Company's current policy to use option and other stock award plans sparingly. No options or other awards were granted to executive officers during 1999.

  The following table provides information, as of December 31, 1999, concerning options held by the individuals included in the Summary Compensation Table.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                      AND FISCAL YEAR -END OPTION VALUES

                                                 Number of Securities      Value of Unexercised
                           Shares               Underlying Unexercised    In-the-Money Options at
                          Acquired     Value     Options at FY-End (#)         FY-End ($)(2)
                         on Exercise Realized  ------------------------- -------------------------
   Name                      (#)      ($)(1)   Exercisable Unexercisable Exercisable Unexercisable
   ----                  ----------- --------- ----------- ------------- ----------- -------------
Alan I. Kirshner........   18,000    2,962,890      --           --            --           --
Anthony F. Markel.......   18,000    2,454,008      --           --            --           --
Steven A. Markel........    6,975      926,454      --           --            --           --
Darrell D. Martin.......      --           --     8,000        2,000       906,000      226,500

--------
(1) Difference between fair market value and exercise price on date of exercise.
(2) Difference between fair market value and exercise price at fiscal year end.

Compensation Committee Interlocks And Insider Participation

  As noted earlier, the Members of the Compensation Committee are Messrs. Kasen and Gary Markel. Mr. Kasen participated in the Company's 1997 Loan Program and as a result had indebtedness outstanding to the Company at December 31, 1999 of $445,142. See "Certain Transactions--Loan Program."

  Gary Markel & Associates, Inc. and Gary Markel Surplus Lines Brokerage, Inc., entities owned by Gary L. Markel, place insurance with and on behalf of the Company. During 1999, the Company paid approximately $400,000 in commissions on premium volume placed by entities owned by Gary Markel.

                             SELECTION OF AUDITORS

  KPMG LLP, independent certified public accountants, has been selected by the Board of Directors as independent auditors of the Company for the current fiscal year, subject to ratification or rejection by the shareholders. Representatives of KPMG LLP are expected to be present at the Annual Meeting of Shareholders and will have an opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions from the shareholders. In the event the shareholders do not ratify the selection of KPMG LLP the selection of other independent auditors will be considered by the Board of Directors.

                                 OTHER MATTERS

  The Board of Directors knows of no other matters which will be brought before the meeting. However, if any other matters are properly presented, or if any question arises as to whether any matter has been properly presented and is a proper subject for shareholder action, the persons named as proxies in the accompanying proxy intend to vote the shares represented by such proxy in accordance with their best judgment.

                    SHAREHOLDER PROPOSALS FOR NEXT MEETING

  Any shareholder desiring to make a proposal to be acted upon at the next Annual Meeting of Shareholders must present the proposal to the Company at its principal executive offices in Glen Allen, Virginia, no later than December 16, 2000 in order for the proposal to be included in the Company's proxy materials. Any such proposal should meet the applicable requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and the rules and regulations thereunder.

  For shareholder proposals not included in the Company's proxy statement for the 2001 Annual Meeting, the persons named by the Board of Directors proxy will be entitled to exercise discretionary voting power in the circumstances set forth in Rule 14a-4(c) of the Exchange Act unless the shareholder making a proposal (i) notifies the Company Secretary of the proposal by February 28, 2001 and (ii) otherwise follows the procedures specified in Rule 14a-4(c).

                                          By order of the Board of Directors

                                          Secretary

April 14, 2000

                            - FOLD AND DETACH HERE-
                              MARKEL CORPORATION
            PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR
            ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 24, 2000

   The undersigned, having received the Annual Report to Shareholders and the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement dated April 14, 2000 hereby appoints Alan I. Kirshner, Anthony F. Markel and Steven A. Markel (each with power to act alone) as proxies, with full power of substitution, and hereby authorizes them to represent and vote, as directed below, all the shares of Common Stock of Markel Corporation, held of record by the undersigned on April 7, 2000, at the Annual Meeting of Shareholders to be held on May 24, 2000, and any adjournment thereof.

  The Board of Directors recommends a vote "FOR" Proposals 1 and 2.
(1) ELECTION OF DIRECTORS
[_] FOR all nominees listed               [_] WITHHOLD AUTHORITY to vote for all
    (except as indicated to the contrary)     nominees listed

Nominees: John J. Byrne, Mark J. Byrne, Thomas S. Gayner, Leslie A. Grandis, Stewart M. Kasen, Alan I. Kirshner, Anthony F. Markel, Gary L. Markel, Steven
A. Markel, Darrell D. Martin, Nisel H.J. Rogers

(INSTRUCTION: To withhold authority to vote for any individual nominee write the nominee's name on the line provided below.)

                        -------------------------------

(2) TO RATIFY OR REJECT THE SELECTION BY THE BOARD OF DIRECTORS OF KPMG LLP as the Company's independent auditors for the year ending December 31, 2000.

                    [_] FOR     [_] AGAINST     [_] ABSTAIN

                             (Please date and sign on the reserve side)

  ---------------------------------------------------------------------------

                           - FOLD AND DETACH HERE -

(3) IN THEIR DISCRETION, on such other matters as may properly come before the meeting, or, if any nominee listed in Proposal 1 above is unable to serve for any reason, to vote or refrain from voting for a substitute nominee or nominees.

   This proxy when properly executed, will be voted as directed. WHERE NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

  Please sign your name(s) exactly as they appear hereon. If signer is a corporation, please sign the full corporate name by duly authorized officer. If an attorney, guardian, administrator, executor, or trustee, please give full title as such. If a partnership, sign in partnership name by authorized person.

                                              SIGNATURE:
                                                      ---------------------

                                              DATED: ____________________, 2000

                                              PLEASE COMPLETE, DATE, SIGN AND
                                              RETURN THIS PROXY PROMPTLY IN
                                              THE ACCOMPANYING ENVELOPE.